Exhibit 5.1

November 14, 2018

Matter No.: 360388

Doc Ref: 14563946

+1 441 298 7861

robert.alexander@conyersdill.com

Urovant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

Dear Sirs,

Re: Urovant Sciences Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2018 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 1,212,916 common shares, par value US$0.000037453 per share (the “Common Shares”) of the Company, issuable pursuant to the Company’s 2017 Equity Incentive Plan, as amended and restated (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the Company’s memorandum of association and the amended and restated bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company, minutes of a meeting of the Company’s board of directors held on September 11, 2018 and written resolutions of the Company’s sole member, dated September 13, 2018 (collectively, the “Resolutions”), an officer’s certificate dated as of the date hereof confirming that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us; (d) that the Resolutions remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) that there is no provision of any “Stock Award Agreement”, “Other Stock Award Agreement”, “Restricted Stock Award Agreement”, or “Restricted Stock Unit Award Agreement” (as defined in the Plan), which would have any implication in relation to the opinions expressed herein; (g) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof, which shall be equal to at least the par value thereof; (h) that on the date of issuance of any of the Common Shares, the Company will have sufficient authorised but unissued share capital; and (i) that the Common Shares will be listed on an appointed stock exchange (as defined in the Companies Act 1981, as amended, which includes the New York Stock Exchange and The Nasdaq Stock Market LLC).

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Common Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Common Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Constitutional Documents after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Common Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited